Exhibit 10.43

February 24, 2014

Mr. Fareed Khan

Re:	Retention Award

Dear Fareed:

As you know, we anticipate a business combination later this year between Sysco Corporation (“Sysco”) and US Foods, Inc. (the “Company”). In order to recognize your contributions, and to encourage you to remain with the Company through this period and after the transaction closes to assist with anticipated transition issues, I am pleased to advise you that you have been selected to receive a cash award (the “Retention Award”) based on the terms outlined below (this letter agreement, the “Agreement”).

Eligibility For Retention Award.

Consistent with the terms and conditions of this Agreement, you will be entitled to receive payment of a Retention Award of $600,000.00 , subject to the Company obtaining approval of this Retention Award from its shareholders, if Sysco’s merger with the Company is consummated and closes (the “Closing”), upon the earlier to occur of you meeting one of the following two conditions:

1. You remain employed by the Company (or, as applicable, Sysco or one of its subsidiaries) (your “Employer”), in good standing (as determined reasonably and in good faith by the executive position to which you report as of the date of this Agreement) through the “Retention Date,” defined as the later of: (i) December 31, 2014, or (ii) six months following the Closing; or

2. After Closing, you remain employed by your Employer, and your Employer determines you have effectively transitioned your duties prior to the “Retention Date” defined above.

You will receive the Retention Award within 15 business days after the first of the above conditions are met, but in no event later March 15th of the year following the year that includes the date upon which you become entitled to receive the Retention Award.

9399 West Higgins Road, Suite 500  |  Rosemont, Illinois 60018  |  TEL 847.720.8000  |  www.usfoodservice.com

Effect of Termination of Employment Prior to Retention Date

Notwithstanding anything in this Agreement to the contrary, there are certain circumstances under which you will receive the Retention Award even if your employment terminates prior to the Retention Date. Specifically: (i) if the Company involuntarily terminates your employment without “Cause;” (ii) if you die; or (iii) if your employment is terminated as a result of Permanent Disability. In any such case, you will receive the Retention Award as soon as administratively feasible after employment termination, but in no event later than March 15th of the year that includes the date upon which your employment terminates. For purposes of this Agreement, the following terms have the following meanings:

(a) “Cause” means (i) the Company (or, as applicable, Sysco or one of its subsidiaries, if your employer is one of the foregoing), determines in good faith and following a reasonable investigation that you have committed fraud, theft or embezzlement from the Company; (ii) you plead guilty or nolo contendere to or are convicted of any felony or other crime involving moral turpitude, fraud, theft, or embezzlement; (iii) you willfully fail or refuse to perform any material obligation or to carry out the reasonable directives of your supervisor, and you fail to cure the same within a period of 30 days after written notice of such failure is provided to you by your Employer; or (iv) you engage in on the job conduct that violates the Company’s written Code of Ethics or Company policies, and which is materially detrimental to the Company. For the avoidance of doubt, this definition is the same definition as that contained in the Severance Agreement you have with the Company.

(b) “Permanent Disability” means you become eligible to receive long term disability benefits under any long term disability plan or program maintained by the Company, or as applicable your Employer, for its employees.

Other Terms and Conditions

Vesting Subject to Conditions. You do not have a vested right to a Retention Award under this Agreement until the applicable eligibility conditions set forth in this Agreement are met. If the transaction is cancelled and the Closing does not occur, this Agreement will be deemed null and void.

Holding Requirements. By signing this Agreement, you are also agreeing to retain ownership of, and not transfer (other than to any estate planning vehicle), any shares of Sysco common stock that you acquire upon consummation of the Closing, until December 31, 2014 (or such earlier date as Sysco may agree in writing), except to the extent you are required by law or other legal proceeding (e.g., pursuant to a divorce settlement).

Section 409A. The Company intends the Retention Award to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A—1(b)(4). However, if Retention Award is determined to be “deferred compensation” within the meaning of Section 409A, then the terms of this letter will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

Amendment and Termination. Prior to Closing, this Agreement may be amended or terminated in a written action by the Company or its designee, at any time, with your written consent. Following Closing, this Agreement may be amended or terminated in a written action by Sysco or its designee, at any time, with your written consent.

No Guarantee of Future Service. This Agreement is intended to provide a financial incentive to you, and is intended to confer no rights to continued employment upon you. Employment remains at-will at all times.

Funding; No Equity Interest; Status as Creditor. No provision of this Agreement shall require the Company, for the purpose of satisfying any obligations under this Agreement, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any asset, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement will create or be construed to create a trust of any kind. The obligations of the Company under this Agreement are both unfunded and unsecured and will not be construed to cause you to recognize taxable income prior to the time that a payment is actually paid to you in accordance with this Agreement. The liability for payment of a Retention Award is a liability of the Company alone and not of any employee, officer, director or member of the Company. Your sole right under this Agreement will be as a general unsecured creditor of the Company.

No Assignment or Transfer by Employee. None of the rights, benefits, obligations or duties under this Agreement may be assigned or transferred by any person or entity, except by will or under the laws of descent and distribution.

Recovery of Payments. The Company, or as applicable Sysco, may require any individual to return any Retention Award, or portion thereof, made by mistake of fact or law or based on fraud, and the Company, or as applicable Sysco, shall have all remedies available at law for the recovery of such amounts.

Governing Law. The rights and obligations arising under this Agreement are governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois without regard to its or any other jurisdiction’s conflicts of laws principles. The parties submit to the jurisdiction of the state and federal courts of the State of Illinois.

Severability. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed and enforced as if such provision had not been included.

Confidentiality. The payment of the Retention Award contained herein is conditioned upon your promise to keep all information regarding the Retention Award confidential, including the amount of the retention incentive and the fact that you have been granted a Retention Award, except that you may share information regarding your Retention Award with your immediate family, your legal advisor, any financial and/or tax advisor you may have and with any governmental agency (e.g., the Internal Revenue Service) or in the event of any legal proceeding regarding this Agreement, in connection therewith. The Company further acknowledges that any requirement under applicable law that it disclose the fact and amount of this Retention Award in any public disclosure does not constitute a violation by you of your covenant hereunder.

Entire Agreement. This Agreement sets forth all of the agreements and understandings between the Company and you with respect to the subject matter herewith and they supersede and terminate all prior agreements and understandings between the Company and you with respect to the subject matter of this Agreement. For the avoidance of doubt, notwithstanding anything herein to the contrary, this Agreement does not impact or affect in any way any ongoing obligations to the Company or, following the Closing, your Employer, regarding confidential information to which you had access by virtue of your employment, restrictions on competitive activities, and non-solicitation of employees and customers, pursuant to any valid agreement you may have as of the date of this Agreement with the Company and you further acknowledge that these obligations continue after your employment with your Employer terminates.

Please indicate your agreement to the foregoing by executing this letter Agreement where indicated below.

By:	/s/ Fareed Khan
Name:	Fareed Khan
Title:	Chief Financial Officer

Agreed and acknowledged as of

this 3rd day of March, 2014.

IN WITNESS THEREOF, the Company has executed this Retention Award Agreement as of the day and year first written above.

US FOODS, INC.

By:	/s/ Juliette Pryor
Juliette Pryor, Executive Vice President,
General Counsel and Chief Compliance Officer

February 24, 2014 Retention Award Letter Agreement Company Signature Page

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